424(b)(3)
                                                                        33-89510

AXA Equitable Life Insurance Company

SUPPLEMENT DATED NOVEMBER 27, 2006 TO THE MAY 1, 2006 EQUI-VEST(R) EMPLOYER-SPONSORED RETIREMENT PROGRAMS PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR:

SIMPLE IRA SERIES 400 CONTRACTS OFFERED IN THE STATE OF UTAH ONLY (THE
"MODIFIED CONTRACT")
--------------------------------------------------------------------------------

This Supplement modifies certain information contained in the above-referenced Prospectus and SAI, as supplemented to date (together, the "Prospectus"), as it relates to the Modified Contract offered by AXA Equitable Life Insurance Company ("AXA Equitable").

For SIMPLE IRA contract series 400 issued on or after November 27, 2006:

The following information is added to the state table in "Appendix IV: State contract availability and/or variations of certain features and benefits" of the Prospectus:



------------------------------------------------------------------------------------------------------------------------------------
State    Features and benefits                      Contract type/Series/ Effective Date      Availability or variation
------------------------------------------------------------------------------------------------------------------------------------
Utah     See "Withdrawal charge" in "Fees and       The change applies to SIMPLE IRA          The amount of the withdrawal charge we
         charges" under "EQUI-VEST(R)               contract series 400 issued on or after    deduct is equal to 6% of contributions
         employer-sponsored retirement programs     November 27, 2006.                        withdrawn that exceed the 10% free
         at a glance -- key features;" and                                                    withdrawal amount, that were made in
         "Withdrawal charge for series 300 and                                                the current and four prior contracts
         400 contracts" under "Charges and                                                    years and 5% of contributions
         expenses"                                                                            withdrawn that were made in the
                                                                                              contract year immediately preceding
                                                                                              the four prior contract years.
------------------------------------------------------------------------------------------------------------------------------------


888-1389 (11/06)                   Copyright 2006. AXA Equitable Life Insurance Company                      Cat. No. 136611 (11/06)
EV-Inst/400  NewBiz                   1290 Avenue of the Americas New York, NY 10104                                          x01354
                                                      (212) 554-1234
              All rights reserved. EQUI-VEST(R) is a registered service mark of AXA Equitable Life Insurance Company.

AXA Equitable Life Insurance Company

SUPPLEMENT DATED NOVEMBER 27, 2006 TO THE MAY 1, 2006 EQUI-VEST(R) (SERIES 800) PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR:

SERIES 800 CONTRACTS OFFERED IN THE STATE OF UTAH ONLY (THE "MODIFIED
CONTRACT")
--------------------------------------------------------------------------------

This Supplement modifies certain information contained in the above-referenced Prospectus and SAI, as supplemented to date (together, the "Prospectus"), as it relates to the Modified Contract offered by AXA Equitable Life Insurance Company ("AXA Equitable").

For non-qualified annuities, IRA, Roth IRA, Inherited IRA and Roth Inherited IRA contracts issued on or after November 27, 2006:

The following information is added to the state table in "Appendix V: State contract availability and/or variations of certain features and benefits" of the Prospectus:


------------------------------------------------------------------------------------------------------------------------------------
State                 Features/benefits/ changes                       Availability/variation
------------------------------------------------------------------------------------------------------------------------------------
Utah                  Withdrawal charge.                               During the first six contract years following a contribution,
The following         See "Charges under the contracts--withdrawal     a withdrawal charge will be deducted from amounts you
change applies to     charge" in "Charges and expenses."               withdraw that exceed 15% of your account value (the free
contracts issued on                                                    withdrawal amount). The withdrawal charge is equal to a
or after November                                                      percentage of each contribution. The percentage that applies
27, 2006.                                                              depends on how long each contribution has been invested in the contract. We determine the withdrawal charge separately for each contribution according to the following schedule.

                                                                       -------------------------------------------------------------
                                                                                                 Contract year
                                                                       -------------------------------------------------------------
                                                                                                                            7 and
                                                                                               1    2    3    4    5    6   later
                                                                       -------------------------------------------------------------
                                                                       Percentage of
                                                                       contribution            6    6    6    6    6    5      0
                                                                       -------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

888-1390 (11/06)                         Copyright 2006. AXA Equitable Life Insurance Company                Cat. No. 136610 (11/06)
EV 800   NewBiz                             1290 Avenue of the Americas New York, NY 10104                                    x01355
                                                             (212) 554-1234
                All rights reserved. EQUI-VEST(R) is a registered service mark of AXA Equitable Life Insurance Company.